Exhibit 21

AMERICAN SAFETY INSURANCE HOLDINGS, LTD.

SUBSIDIARIES OF THE COMPANY

American Safety Insurance Holdings, Ltd. – Bermuda
American Safety Assurance, Ltd. – Bermuda
American Safety Reinsurance Ltd. – Bermuda
Ordinance Holdings, Limited – Bermuda
American Safety Holdings Corp. – Georgia
American Safety Casualty Insurance Company – Oklahoma
American Safety Indemnity Company – Oklahoma
Ponce Lighthouse Properties Inc. – Florida
RiverMar Contracting Company – Florida
American Safety Insurance Services, Inc. – Georgia
Environmental Claims Service, Inc. – Georgia
Sureco Bond Services, Inc. – Georgia
American Safety Financial Corp. – Georgia
American Safety Purchasing Group, Inc. – Georgia
American Safety Capital Trust – Georgia
American Safety Capital Trust II – Georgia
American Safety Capital Trust III – Georgia

American Safety Risk Retention Group, Inc. (non-subsidiary risk retention group affiliate) – Vermont